Exhibit 99.1

Osiris Reports First Quarter 2014 Results: Revenue Up 25% and Gross Margin Improved from 73% to 78%

COLUMBIA, Md. — May 12, 2014 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and marketing products in wound care, orthopedic and sports medicine markets announced today its financial results for the first quarter of 2014.

Highlights and Recent Developments

•                  Increased product revenue for the quarter to $10.1 million - a 146% increase over the first quarter of 2013 and 25% from previous quarter.

•                  Improved gross margin from 73% in previous quarter to 78% in the first quarter of 2014 — gross profit increased 169% over the first quarter of 2013 and 32% over the previous quarter.

•                  Obtained Medicare coverage in 9 states, representing 18% of Medicare-insured lives.

•                  Expanded commercially, adding 70 experienced wound care professionals to the organization.

•                  Presented Grafix® pharmacoeconomic and scientific studies at Symposium for Advanced Wound Care — demonstrating statistically significant economic benefits of wound closure and showing a quantitative comparison of wound relevant pharmacological parameters between cryopreserved and non-cryopreserved human amnion membranes.

•                  Featured at the 2014 American Academy of Orthopaedic Surgeons Annual Meeting, a Cartiform® study confirming preservation of the three-dimensional biologic architecture found in native articular cartilage.

•                  Strengthened management team — promoting Frank D. Czworka, Jr., to Vice President and General Manager of Wound Care, appointing Therésa K. Dixon, to General Manager, Market Access and Reimbursement, and Dwayne Montgomery to General Manager, Orthopedics and Sports Medicine.

•                  Engaged Synthes Chairman Emeritus Hansjörg Wyss to serve as a strategic advisor to the company.

•                  Received $15 million cash payment from Mesoblast related to Prochymal — the third milestone of the Purchase Agreement worth up to $100 million plus royalties.

•                  Reported loss from continuing operations of $0.6 million for first quarter 2014, ending the quarter with $91.3 million of total assets.

“Our focus on execution has driven this strong start to 2014,” said Lode Debrabandere, Ph.D., President and Chief Executive Officer of Osiris.  “Now, along with the addition of key leadership, we are poised to carry this momentum forward as we continue to grow every facet of our business.”

First Quarter Financial Results

Product revenues during the first quarter of 2014 were $10.1 million, compared to $4.1 million during the first quarter of 2013, an increase of 146%.  Gross margin during the first quarter was 78% compared to 72% during the first quarter of 2013.  Gross profit was $7.8 million during the first quarter of 2014 and $2.9 million during the same period of 2013. The net loss from continuing operations was $0.6 million in the first quarter of 2014 compared to $0.3 million during the first quarter of 2013.  As of March 31, 2014, Osiris had $91.3 million of total assets.

Research and development expenses for the first quarter of 2014 were $0.7 million, decreased from the $1.0 million incurred in the first quarter of 2013. As a result of our increased commercial activity, our selling, general

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and administrative expenses were $7.2 million for the first quarter of 2014, compared to $2.4 million for the same period of the prior year.

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for tomorrow, May 13, 2014, at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

An archive of the webcast will be available approximately two hours after the completion of the call. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading stem cell company, having developed the world’s first approved stem cell drug, remestemcel-L for graft versus host disease.  Osiris’ products include Grafix and Ovation® for acute and chronic wounds, Cartiform, a viable cartilage mesh for cartilage repair and the latest addition to Osiris’ line of products, OvationOSTM, a viable bone matrix.  Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology and commercial interests.

Osiris, Grafix, Ovation and Cartiform are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our product and product candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, Ovation, OvationOS and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available products, to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the sale of our ceMSC assets and the related transactions contemplated by the Purchase Agreement with Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transactions through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Aziz Ahmad

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands, except per share amount(s)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash	$2,342	$2,416
Investments available for sale	34,650	39,508
Trading securities	16,907	17,086
Trade accounts receivable, net of reserves	11,763	7,459
Other receivables	15,130	15,265
Inventory	2,337	1,929
Prepaid expenses and other current assets	318	355
Current assets of discontinued operations	96	91
Total current assets	83,543	84,109

Property and equipment, net	1,809	1,896
Deferred tax asset	5,737	5,849
Restricted cash	243	243
Total assets	$91,332	$92,097

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$4,025	$4,842
Capital lease obligations, current portion	45	45
Deferred tax liability	5,737	5,849
Current liabilities of discontinued operations	17	57
Total current liabilities	9,824	10,793

Other long-term liabilities	319	355

Total liabilities	10,143	11,148

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 34,222 shares outstanding - 2014, 34,115 shares outstanding - 2013	34	34
Additional paid-in capital	284,219	282,702
Accumulated other comprehensive (loss) income	55	(33)
Accumulated deficit	(203,119)	(201,754)
Total stockholders’ equity	81,189	80,949
Total liabilities and stockholders’ equity	$91,332	$92,097

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Comprehensive Loss

Unaudited

Amounts in thousands, except per share data

	Three Months Ended
	March 31,
	2014	2013

Product revenues	$10,054	$4,055
Cost of product revenues	2,212	1,135
Gross profit	7,842	2,920

Operating expenses:
Research and development	670	957
Selling, general and administrative	7,235	2,404
Fees paid to related parties	149	62
Share based payments to related parties	403	180
	8,457	3,603

Loss from operations	(615)	(683)

Other income (expense), net	(126)	29

Loss from continuing operations, before income taxes	(741)	(654)

Income tax benefit	130	358
Loss from continuing operations	(611)	(296)

Discontinued operations:
Loss from operations of discontinued operations, net of income taxes of $165 and $358, respectively, in 2014 and 2013	(754)	(2,439)
Net loss	(1,365)	(2,735)

Other comprehensive income
Unrealized gain on investments available for sale	88	25

Comprehensive loss	$(1,277)	$(2,710)

Basic and diluted loss per share
Loss from continuing operations	$(0.02)	$(0.01)
Loss from discontinued operations	(0.02)	(0.07)
Basic loss per share	$(0.04)	$(0.08)

Weighted average common shares (basic and diluted)	34,148	32,912

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Amounts in thousands

	Quarter ended March 31,
	2014	2013
Cash flows from operating activities:
Continuing operations
Loss from continuing operations	$(611)	$(296)
Adjustments to reconcile loss from continuing operations to net cash used in operations of continuing operations:
Unrealized loss on trading securities	179	—
Depreciation and amortization	214	146
Non cash share-based payments	883	473
Provision for bad debts	—	22
Changes in operating assets and liabilities:
Accounts receivable	(4,204)	(2,244)
Inventory	(408)	(333)
Prepaid expenses, and other current assets	72	141
Lease reserves	(25)	—
Accounts payable, accrued expenses, and other current liabilities	(817)	(52)
Net cash used in operating activities of continuing operations	(4,717)	(2,143)
Discontinued operations
Loss from discontinued operations	(754)	(2,439)
Adjustments to reconcile loss from discontinued operations to net cash used in operations of discontinued operations:
Depreciation and amortization	—	39
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(5)	(61)
Accounts payable and accrued expenses	(40)	19
Net cash used in operations of discontinued operations	(799)	(2,442)

Net cash used in operating activities	(5,516)	(4,585)

Cash flows from investing activities:
Purchases of property and equipment	(127)	(111)
Proceeds from sale of investments available for sale	5,000	4,000
Purchases of investments available for sale	(54)	(29)
Net cash provided by investing activities	4,819	3,860

Cash flows from financing activities:
Principal payments on capital lease obligations	(11)	(11)
Proceeds from the exercise of options to purchase common stock	634	169
Net cash provided by financing activities	623	158

Net increase in cash	(74)	(567)
Cash at beginning of period	2,416	1,854

Cash at end of period	$2,342	$1,287